Exhibit 99.1

News from The Chubb Corporation

The Chubb Corporation
15 Mountain View Road • P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000

FOR IMMEDIATE RELEASE

Chubb Estimates Net Losses After Tax from Storm Sandy of Approximately $570 Million;

Will Resume Share Repurchases;

Expects To Announce Fourth Quarter Financial Results on January 31, 2013

Warren, N.J., December 11, 2012 – The Chubb Corporation [NYSE: CB] announced today that it estimates its losses from Storm Sandy to be approximately $880 million before tax, or $570 million after tax ($2.14 per share after tax). These amounts include estimated losses and loss expenses net of reinsurance recoverable and also include estimated reinsurance reinstatement premiums.

As previously disclosed, in light of Storm Sandy and the uncertainties surrounding it, Chubb temporarily suspended the repurchase of its common stock under its share repurchase program. Following this announcement, the company intends to resume repurchasing its shares, although it no longer expects to complete repurchases under its current $1.2 billion authorization by the end of January 2013 as previously contemplated. After the Board of Directors’ annual review of Chubb’s share repurchase program in January 2013, Chubb expects to announce an additional share repurchase authorization at the same time it announces its fourth quarter 2012 financial results.

Chubb expects to announce its fourth quarter 2012 financial results on Thursday, January 31, 2013 after the close of the market. The press release and financial supplement will be available shortly thereafter on Chubb’s website at www.chubb.com.

A conference call will take place on the same day, Thursday, January 31, 2013 at 5:00 p.m. ET hosted by Chairman, President and Chief Executive Officer John D. Finnegan and other members of Chubb’s senior management. The call will be broadcast live over the Internet. To listen to the conference call, log on to Chubb’s website at www.chubb.com and click on the microphone icon. A replay of the call will be available on Chubb’s website at www.chubb.com approximately two hours following the webcast through Thursday, February 28, 2013.

Those who wish to listen to the live conference call may pre-register on Chubb’s website at www.chubb.com by clicking on this press release in the press release category of our home page.

FORWARD-LOOKING INFORMATION

Some of the statements in this release, including those about estimated losses from Storm Sandy and Chubb’s repurchase of shares of its common stock, are “forward-looking information” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA. Actual results may differ materially from those suggested by the forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in our public filings with the Securities and Exchange Commission. Chubb assumes no obligation to update any forward-looking information set forth in this release, which speaks as of its date.

For further information contact:	Investors:	Glenn A. Montgomery
908-903-2365

	Media:	Mark E. Greenberg
908-903-2682